UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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American Pacific Corporation

(Name of registrant as specified in its charter)

Golconda Capital Management, LLC

Golconda Capital Portfolio, LP

William D. Summitt

(Name of person(s) filing proxy statement, if other than the registrant)

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Press Release

Source: Golconda Capital Management, LLC

Golconda Capital Management Announces Nomination of Director Candidates to the American Pacific Corp. Board of Directors.

Dallas, Texas—November 2, 2010—Golconda Capital Management, LLC today announced the nomination of director candidates to the American Pacific Corporation (NASDAQ: APFC) Board of Directors. In addition, Golconda has called on the Company’s board of directors to make several corporate governance changes.

Bill Summitt, the Managing Member of Golconda, issued the following statement:

“We believe the Golconda nominees offer American Pacific a depth and breadth of knowledge and experience that will be of great value to its stockholders as the Company works to return to profitability and to provide a fair return on invested capital. We are concerned that the incumbent Board of Directors and management has not demonstrated an appropriate sense of urgency in reducing expenses –both SG&A and production costs. The cost to stockholders of this lack of urgency has been compounded by the Company’s poor corporate governance practices.”

In addition to the nomination of director candidates, Golconda has also advocated for various stockholder-friendly corporate governance changes. In correspondence to the Chairman of American Pacific dated August 17 and September 10, 2010, Golconda urged the Company’s board to make the following corporate governance changes as soon as administratively possible:

•	Change vote requirement to elect directors from 80% to a plurality vote standard for contested elections and a majority vote standard for uncontested elections;

•	Eliminate the poison pill and adopt a policy to require stockholder approval for future poison pills;

•	Declassify the Board of Directors so that the entire board stands for election each year, and

•	Change the advance notice requirements so that director nominations and stockholder proposals can be made closer to the annual meeting date.

“In our opinion, the Company’s response to our recommendations has been inadequate. The advance notice requirements were eased by only 30 days, no policy has been established to subject poison pills to a stockholder vote and the Board has not been declassified. In particular we note that in response to our stockholder advocacy efforts, the Board has agreed to recommend that stockholders change the 80% vote requirement to a majority requirement. However, this vote will not be held until the 2011 annual meeting of stockholders and will not be effective until the 2012 annual meeting. In our view, there is no reason to delay the vote on this important corporate governance change. The Company can call a special meeting of stockholders at any time prior to the annual meeting to put this issue to a vote by the stockholders,” said Mr. Summitt.

Mr. Summitt concluded: “The Golconda nominees will bring a greater sense of urgency to the issues facing American Pacific and will provide the board with the fresh and experienced perspective necessary to return to profitability and to provide a fair return to stockholders. In addition, we are committed to corporate governance policies that allow the stockholders to exercise significant control and flexibility on issues regarding the selection of directors and strategic decisions regarding the future of the Company.”

Golconda has retained D.F. King & Co., Inc. as proxy solicitor and Patton Boggs LLP as legal counsel. Additional information on Golconda’s stockholder advocacy efforts at American Pacific Corporation can be found at www.americanpacificvalue.com. Golconda is a Dallas, TX based investment management firm. Stockholders can call D.F. King & Co., Inc. toll-free at (800) 290-6431 or email at apfc@dfking.com.

Director Nominees

William D. Summitt: Founder and Managing Member since 2005 of Golconda Capital Management, LLC, the General Partner of Golconda Capital Portfolio, LP. Mr. Summitt also serves as director of Tandy Brands Accessories, Inc. and as Portfolio Manager for Golconda Capital Portfolio, LP. Prior to the founding of Golconda, Mr. Summitt was a private investor from 1998 to 2005. Mr. Summitt was a financial analyst with Electronic Data Systems, Inc. (“EDS”), an information service provider from 1997-1998.

Charlotte E. Sibley: Senior Vice President of Shire, a world’s leading specialty biopharmaceutical company, since 2005. Ms. Sibley served from 2003 to 2004 as Vice President of Millennium Pharmaceuticals, Inc., a fully integrated biopharmaceutical company with a pipeline of investigational drug candidates. Prior to her positions in Shire and Millennium Pharmaceuticals, Ms. Sibley served as Vice President of Pharmacia Corporation from 1999 to 2003 and held various director positions in the business information and research units of Bristol-Myers Squibb Company. Ms. Sibley is a member of the Pharmaceutical Executive Editorial Advisory Board, the St. Joseph’s University Executive MBA Advisory Board and the Market Research International Institute.

Mr. Bart Weiner: Served as President and Group Chief Operating Officer from 2001 to 2008 of GfK Healthcare, a leading provider of fully integrated health care marketing research in the US and around the world.

Mr. David B. Lee: Serves as independent consultant to British Telecom (“BT”). He assists BT in pursuing complex sales and restructuring select strategic accounts. Mr. Lee served as Vice President of Worldwide Sales of Hewlett Packard Enterprise Services (formerly EDS) from May 2009 until March 2010; as Vice President of Global Transaction Strategy of Hewlett Packard from 2005 to 2009 and Senior

Attorney of EDS from 1999 to 2005. While working in Hewlett Packard, Mr. Lee strengthened the worldwide sales culture of the company surpassing all sales targets in 2009 during a declining global economy; improved sales results, while reducing sales costs; participated in the structuring and negotiation of complex multinational $100 million plus transactions in a variety of industries, including manufacturing, energy and consumer product industries, and provided legal advice on a broad range of subjects as Senior Attorney.

William D. Summitt beneficially owns 107,270 shares of common stock of American Pacific. This number includes 100 shares beneficially owned by Mr. Summitt and his wife, and 107,170 shares owned by Golconda Capital Portfolio, L.P., with respect to which Mr. Summitt is the Managing Member of the General Partner, Golconda Capital Management, LLC, and has voting and investment power.

Golconda Capital Management, LLC

William D. Summitt, Managing Member

214-367-0784

wsummitt@golcondalp.com

ADDITIONAL INFORMATION

This press release may be deemed to be solicitation material with respect to the candidates proposed by Golconda Capital Management, LLC, Golconda Capital Portfolio, L.P. (collectively “Golconda”) and William D. Summitt for the Board of Directors of American Pacific Corporation. In connection with the proposed candidates, Golconda and Mr. Summitt intend to file a proxy statement with the Securities and Exchange Commission (“SEC”), to be distributed to the stockholders of American Pacific Corporation in connection with the election of directors at the 2011 Annual Meeting. STOCKHOLDERS OF AMERICAN PACIFIC CORPORATION ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED CANDIDATES. The proxy statement will be mailed to stockholders of American Pacific Corporation and stockholders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by Golconda and William Summitt by contacting: William Summitt, Managing Member, Golconda Capital Management, LLC, P.O. Box 570507, Dallas, TX 75357, telephone: 214-367-0784 or by visiting www.americanpacificvalue.com. NEITHER GOLCONDA NOR WILLIAM SUMMITT IS CURRENTLY ENGAGED IN A SOLICITATION OF PROXIES OF THE SHAREHOLDERS OF AMERICAN PACIFIC CORPORATION IN CONNECTION WITH THE ELECTION OF DIRECTORS AT THE 2011 ANNUAL MEETING. If a proxy solicitation commences, Golconda and its members and employees and William Summitt and the nominees may be deemed to participate in the solicitation of proxies.